Exhibit 99.1

FOR IMMEDIATE RELEASE: August 31, 2005

Contacts:

Investor Relations	Media Relations
Mike Rowen	Tatiana Stead	Steven Thorpe - Hibernia
(703) 720-2455	(703) 720-2352	(504) 533-2753

Capital One and Hibernia Reschedule Closing of Their Transaction

McLean, Va., and New Orleans, La. (August 31, 2005) – Capital One Financial Corporation (NYSE: COF) and Hibernia Corporation (NYSE: HIB) today announced that they have mutually agreed to reschedule the planned closing of their transaction as a result of the devastation and disruption caused by Hurricane Katrina. The companies now expect the transaction will close on September 7, 2005.

Community Support

Capital One and Hibernia are working together to provide coordinated relief efforts to assist Hibernia’s associates, customers and the impacted communities during this difficult time. Capital One has pledged $1 million to the American Red Cross to aid its disaster relief efforts in areas impacted by Katrina.

Any further comments on the transaction will be communicated by press release.
About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose principal subsidiaries, Capital One Bank, Capital One, F.S.B. and Capital One Auto Finance, Inc. offer a variety of consumer lending products. As of June 30, 2005, Capital One's subsidiaries collectively had 48.9 million accounts and $83.0 billion in managed loans outstanding. Capital One is a Fortune 500 company and, through its subsidiaries, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.

About Hibernia

Hibernia is on Forbes magazine's list of the world's 2,000 largest companies and Fortune magazine's list of America's top 1,000 companies according to annual revenue. Hibernia has $22.1 billion in assets and 321 locations in 34 Louisiana parishes and 36 Texas counties. Hibernia Corporation's common stock (HIB) is listed on the New York Stock Exchange.